Exhibit 99.1

SAVIENT PHARMACEUTICALS, INC.

CONFERENCE CALL TRANSCRIPT

FIRST QUARTER 2004 RESULTS

TUESDAY, MAY 4, 2004, 10:00 AM EST

Operator:  Good morning and welcome, ladies and gentlemen, to the Savient Pharmaceuticals First Quarter Earnings Conference Call.  At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode.  At the request of the company, we will open up the conference for questions and answers after the presentation.  I will now turn the conference over for the Safe Harbor.  Please go ahead.

GWEN HARNING:  GOOD MORNING, I AM GWEN HARNING OF SAVIENT PHARMACEUTICALS, AND I THANK YOU FOR JOINING US TODAY.

BEFORE I INTRODUCE DR. FASS, PLEASE BEAR WITH ME AS I PROVIDE THE REQUISITE SAFE HARBOR STATEMENT.

STATEMENTS IN THIS DISCUSSION CONCERNING OUR BUSINESS OUTLOOK OR FUTURE ECONOMIC PERFORMANCE, PRODUCT DEVELOPMENTS, ANTICIPATED PROFITABILITY, REVENUES, EXPENSES, EARNINGS, OR OTHER FINANCIAL ITEMS; AND STATEMENTS CONCERNING ASSUMPTIONS MADE OR EXPECTATIONS AS TO ANY FUTURE EVENTS, CONDITIONS, PERFORMANCE OR OTHER MATTERS, ARE “FORWARD-LOOKING STATEMENTS” AS THAT TERM IS DEFINED UNDER THE FEDERAL SECURITIES LAWS.  FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE STATED IN SUCH STATEMENTS.  SUCH RISKS, UNCERTAINTIES AND FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THE TIMING OF THE INTRODUCTION OF A GENERIC VERSION OF OXANDRIN, CHANGES AND DELAYS IN PRODUCT DEVELOPMENT PLANS AND SCHEDULES, DEVELOPMENT, INTRODUCTION OR CONSUMER ACCEPTANCE OF COMPETING PRODUCTS, CUSTOMER ACCEPTANCE OF NEW PRODUCTS, CHANGES IN PRICING OR OTHER ACTIONS BY COMPETITORS, PATENTS OWNED OR LICENSED BY US AND OUR COMPETITORS, AND GENERAL ECONOMIC CONDITIONS, AS WELL AS OTHER RISKS DETAILED IN OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

I WOULD NOW LIKE TO INTRODUCE DR. SIM FASS, CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF SAVIENT PHARMACEUTICALS, INC.

SIM FASS:  GOOD DAY TO ALL, AND THANK YOU FOR JOINING US.

TODAY I WILL REVIEW OUR FIRST QUARTER 2004 FINANCIAL RESULTS AND PROVIDE A PROGRESS REPORT ON OUR COMMERCIAL PRODUCTS AND CLINICAL PROGRAMS.

I WILL BEGIN BY SUMMARIZING FOR YOU OUR FINANCIAL RESULTS AND THE KEY FACTORS THAT CONTRIBUTED TO OUR EARNINGS.  FOR MORE DETAILED

INFORMATION, I REFER YOU TO TODAY’S NEWS RELEASE. IN ADDITION, FURTHER INFORMATION WILL BE AVAILABLE IN OUR 10-Q REPORT WHICH WILL BE FILED WITH THE SEC BY MAY 10TH.

IN THE QUARTER ENDED MARCH 31, 2004 COMPARED TO THE CORRESPONDING 2003 PERIOD, WE GENERATED:

•                  REVENUES OF $33.6 MILLION COMPARED TO $28.0 MILLION (AN INCREASE OF 20%),

•                  NET PRODUCT SALES OF $32.4 MILLION COMPARED TO $27.0 MILLION (AN INCREASE OF 20%),

•                  NET INCOME OF $1.3 MILLION COMPARED TO $3.0 MILLION, AND

•                  EARNINGS PER SHARE OF TWO CENTS COMPARED TO FIVE.

THE INCREASE IN SALES WAS DRIVEN BY INCREASED SALES OF OXANDRIN® AND OF OUR ORAL LIQUID PHARMACEUTICALS IN THE UNITED KINGDOM, PARTIALLY OFFSET BY LOWER SALES OF HUMAN GROWTH HORMONE AND DELATESTRYL®.

REVENUES IN THE FIRST QUARTER OF 2004 RELATING TO SALES IN POUNDS STERLING WERE FAVORABLY IMPACTED BY THE WEAK DOLLAR COMPARED TO THE CORRESPONDING 2003 PERIOD.

WE ARE PLEASED WITH THIS PROGRESS.  IT SHOULD BE NOTED, HOWEVER, THAT IN FURTHERING OUR OBJECTIVES OF TRANSFERRING MANUFACTURING TO OUR NEW FACILITY AND ADVANCING OUR CLINICAL PROGRAMS, OUR EXPENSES INCREASED THIS FIRST QUARTER OF 2004 33% TO $31.8 MILLION, FROM $24.0 MILLION IN THE FIRST QUARTER OF 2003, RESULTING IN LOWER NET INCOME AND EPS COMPARED TO THE CORRESPONDING PERIOD A YEAR AGO.

AS WELL, THE RELATIVELY WEAK DOLLAR RESULTED IN INCREASED EXPENSES DENOMINATED IN FOREIGN CURRENCIES.

COST OF SALES REPRESENTED 27% OF PRODUCT SALES IN THE FIRST QUARTER OF 2004, COMPARED TO 17% IN THE CORRESPONDING 2003 QUARTER.  THE INCREASE IN THE COST OF SALES AS A PERCENTAGE OF PRODUCT SALES WAS PRINCIPALLY DUE TO COSTS ASSOCIATED WITH THE VALIDATION OF OUR NEW MANUFACTURING FACILITY IN ISRAEL, DEPRECIATION OF THE NEW FACILITY BEGINNING JANUARY 1, 2004, AND THE MIX OF PRODUCTS SOLD.  PRIOR TO SEPTEMBER 1, 2003, ALL COSTS ASSOCIATED WITH THE NEW FACILITY WERE BEING CAPITALIZED.  SINCE

THEN, ALL SUCH COSTS ARE BEING EXPENSED AS INCURRED.  IN THE FOURTH QUARTER OF 2003, COST OF SALES AS A PERCENTAGE OF PRODUCT SALES WAS ALSO 27%.

RESEARCH AND DEVELOPMENT EXPENSE GREW DUE TO INCREASED COSTS MAINLY ATTRIBUTABLE TO INCREASED CLINICAL TRIAL AND PRODUCT DEVELOPMENT ACTIVITIES ASSOCIATED WITH OUR PROSAPTIDE PHASE II STUDY, WHICH WE INITIATED IN THE SECOND HALF OF 2003, PURICASE, OUR PRODUCT FOR INTRACTABLE GOUT, THE DEVELOPMENT OF SOLTAMOX, OUR ORAL LIQUID TAMOXIFEN, FOR THE US MARKET, OTHER ORAL LIQUID PRODUCTS, AND OXANDRIN, PARTIALLY OFFSET BY LOWER R&D COMPENSATION EXPENSE DUE TO A REDUCTION IN RESEARCH AND PRE-CLINICAL ACTIVITIES.

OUR CASH, CASH EQUIVALENTS, AND SHORT-TERM INVESTMENTS WERE $25.7 MILLION AT MARCH 31, 2004 COMPARED TO $22.8 MILLION AT DECEMBER 31, 2003.

AND OUR TOTAL DEBT OUTSTANDING AT MARCH 31, 2004 WAS $11.2 MILLION.

TURNING NOW TO A DISCUSSION OF OUR KEY COMMERCIAL PRODUCTS AND PRODUCTS IN DEVELOPMENT, I WILL BEGIN WITH OXANDRIN.

OXANDRIN SALES IN THE FIRST QUARTER OF 2004 INCREASED 57% TO $18.6 MILLION FROM $11.9 MILLION IN THE CORRESPONDING 2003 PERIOD, REFLECTING THE COMBINED IMPACT OF INCREASED END USER DEMAND, A PRICE INCREASE AND PURCHASES IN ANTICIPATION OF A PRICE INCREASE, AND THE COMPLETION, IN THE FIRST QUARTER OF LAST YEAR, OF OUR TRANSITION TO A DIRECT TO WHOLESALER SALES MODEL.

APPROXIMATELY ONE-THIRD OF ALL OXANDRIN PRESCRIPTIONS ARE NOW BEING WRITTEN FOR THE 10-MG TABLET STRENGTH, AND PRESCRIPTION DISTRIBUTION BY SECTOR IN THE FIRST QUARTER OF 2004 WAS APPROXIMATELY TWO-THIRDS RETAIL AND ONE-THIRD LONG-TERM CARE.

WITH RESPECT TO POTENTIAL GENERIC COMPETITION FOR OXANDRIN, WE HAVE PREVIOUSLY DISCLOSED THAT WE ARE AWARE OF THE FILING OF SEVERAL DRUG MASTER FILES (DMFS) RELATING TO OXANDROLONE, THE ACTIVE PHARMACEUTICAL INGREDIENT (API) IN OXANDRIN.  A DMF FILING IS A FILING BY A SUPPLIER OF BULK API, WHICH COULD BE A SOURCE OF API FOR FINISHED DOSAGE MANUFACTURERS OF OXANDROLONE, INCLUDING A GENERIC VERSION OF OXANDRIN.  HOWEVER, FINISHED DOSAGE MANUFACTURERS MUST ESTABLISH SATISFACTORY BIO-EQUIVALENCE IN ORDER TO OBTAIN FDA MARKETING APPROVAL.  ALTHOUGH THE DMF

FILINGS SUGGEST THE POSSIBILITY THAT THE FDA MAY APPROVE ONE OR MORE GENERIC VERSIONS OF OXANDRIN, PERHAPS AS EARLY AS MID-2004, WE CURRENTLY CANNOT PREDICT WHEN SUCH GENERIC COMPETITION FOR OXANDRIN WILL OCCUR.  AS A RESULT, WE CURRENTLY CANNOT PROVIDE SPECIFIC GUIDANCE FOR 2004.

AS WE HAVE PEVIOUSLY COMMUNICATED, IN FEBRUARY OF THIS YEAR, WE FILED A CITIZENS’ PETITION WITH THE FDA IN WHICH WE ADDRESSED SERIOUS SAFETY ISSUES RELATING TO THE CO-ADMINISTRATION OF OXANDRIN AND ANTI-COAGULANTS CONTAINING WARFARIN.

BRIEFLY STATED, WE REQUESTED, IN THE INTEREST OF THE PUBLIC HEALTH, THAT THE FDA REQUIRE COMPANIES WISHING TO OBTAIN MARKETING APPROVAL FOR A GENERIC VERSION OF OXANDRIN TO DEMONSTRATE THAT THE INTERACTION OF THEIR DRUG WITH WARFARIN IS IDENTICAL TO THE INTERACTION BETWEEN OXANDRIN AND WARFARIN.  TO DATE, WE HAVE RECEIVED NO COMMUNICATION REGARDING THE FDA’S INSTRUCTIONS, IF ANY, TO POTENTIAL MANUFACTURERS OF GENERIC VERSIONS OF OXANDRIN, REGARDING THIS MATTER.

ROSEMONT’S FIRST QUARTER 2004 SALES OF ORAL LIQUID PRODUCTS GREW FROM $5.6 MILLION IN THE CORRESPONDING 2003 QUARTER, TO $7.2 MILLION, OR 12% IN POUNDS STERLING.

ROSEMONT PLANS TO DEVELOP UP TO EIGHT NEW ORAL LIQUID FORMULATIONS AND INTRODUCE THEM TO THE UK MARKET DURING 2004.  ADDITIONALLY, WORK IS UNDER WAY AT ROSEMONT AND SAVIENT ON DEVELOPING ORAL LIQUID PRODUCTS FOR INTRODUCTION IN OTHER TERRITORIES, INCLUDING THE UNITED STATES.  IN PREPARATION FOR THE INTRODUCTION OF ROSEMONT’S ORAL LIQUID PRODUCTS INTO THE UNITED STATES, WE ARE UNDERTAKING MODIFICATIONS TO THE FACILITY TO MEET FDA REQUIREMENTS FOR APPROVAL.  THESE MODIFICATIONS ARE EXPECTED TO BE COMPLETED DURING 2004.

ROSEMONT DEVELOPS, MANUFACTURES, AND MARKETS PRODUCTS FOR PATIENTS WHO, BECAUSE OF AGE, MEDICAL CONDITIONS, OR PERSONAL PREFERENCE, TAKE MEDICATION IN ORAL LIQUID FORM.  ROSEMONT OPERATES IN A MARKET SECTOR THAT IS GROWING AT MORE THAN TWICE THE RATE OF GROWTH OF THE OVERALL UK PHARMACEUTICAL MARKET.

DELATESTRYL SALES IN THE FIRST QUARTER OF 2004 DECLINED 14% TO $2.7 MILLION, FROM $3.2 MILLION IN THE CORRESPONDING 2003 QUARTER.  IN LIGHT OF THE FDA’S ALLOWANCE OF THE REINTRODUCTION OF A GENERIC

VERSION OF DELATESTRYL INTO THE MARKET IN MARCH 2004, WE EXPECT OUR SALES OF DELATESTRYL IN 2004 TO BE LOWER THAN IN 2003.

THE FDA HAS ISSUED AN APPROVABLE LETTER FOR OUR HYALURONIC ACID BASED OSTEOARTHRITIS PRODUCT.  APPROVAL TO MARKET IN THE UNITED STATES IS SUBJECT TO SATISFACTORY INSPECTION OF OUR NEW MANUFACTURING FACILITY IN ISRAEL AND THE FINALIZATION OF PRODUCT LABELING.  IN THE CURRENT MARKETPLACE, OURS WOULD BE THE ONLY NON-AVIAN SOURCED SODIUM HYALURONATE PRODUCT FOR OSTEOARTHRITIS AVAILABLE FOR SALE IN THE UNITED STATES.

I WILL NOW PROVIDE A BRIEF REVIEW OF THE CURRENT STATUS OF OUR CLINICAL PROGRAMS:

LAST MONTH, WE ANNOUNCED THAT WE HAD INITIATED A PHASE II MULTI-CENTER CLINICAL STUDY OF PURICASE TO ASSESS THE EFFECT OF REPEATED INTRAVENOUS ADMINISTRATION OF A RANGE OF DOSES AND REGIMENS OF PURICASE ON URIC ACID LEVELS IN PATIENTS WITH HYPERURICEMIA AND SYMPTOMATIC, SEVERE REFRACTORY GOUT.  SUBJECTS SELECTED FOR THE STUDY ARE INDIVIDUALS NOT ADEQUATELY TREATED BY THE CONVENTIONAL THERAPY, ALLOPURINOL, OR ARE INTOLERANT TO IT.  NO OTHER APPROVED THERAPY IS CURRENTLY AVAILABLE THAT ADEQUATELY TREATS THESE REFRACTORY SYMPTOMATIC PATIENTS.  PATIENT ACCRUAL IS ON TARGET.

IN A PHASE I SINGLE INTRAVENOUS DOSE STUDY UNDERTAKEN IN 2002, PURICASE WAS WELL TOLERATED BY ALL PATIENTS AND APPEARED TO BE SAFE.  ELEVATED PLASMA URIC ACID LEVELS WERE REDUCED TO WELL WITHIN THE NORMAL RANGE AND CONSIDERABLY BELOW LEVELS ACHIEVED WITH CURRENTLY AVAILABLE THERAPIES.

OUR PHASE II CLINICAL SAFETY AND DOSE-RANGING STUDY OF PROSAPTIDE IN THE TREATMENT OF NEUROPATHIC PAIN ASSOCIATED WITH HIV/AIDS IS IN PROGRESS.  OUR GOAL IS TO COMPLETE THIS STUDY, WHICH IS BEING CONDUCTED IN COLLABORATION WITH THE NEUROLOGIC AIDS RESEARCH CONSORTIUM AND THE AIDS CLINICAL TRIAL GROUP, IN MID-2005.

PERIPHERAL NEUROPATHY, A CONDITION CAUSED BY DAMAGE TO NERVES OF THE PERIPHERAL NERVOUS SYSTEM, MAY BE DISEASE RELATED OR RESULT FROM CERTAIN DRUG THERAPIES.  IT USUALLY AFFECTS THE FEET AND LEGS AND CAN BE SERIOUS AND DEBILITATING.  ITS SYMPTOMS INCLUDE PAIN, NUMBNESS, AND TINGLING.  OUR OBJECTIVE IS TO DEVELOP AN ANALGESIC PRODUCT THAT EFFECTIVELY MITIGATES PERIPHERAL

NEUROPATHIC PAIN WITHOUT THE DOSE LIMITING SIDE EFFECTS TYPICAL OF THERAPIES CURRENTLY IN USE.

GIVEN THE ANTICIPATED SIGNIFICANT ADDITIONAL COST OF DEVELOPMENT OF PROSAPTIDE, WE WILL LIKELY SEEK TO PARTNER WITH ANOTHER PHARMACEUTICAL COMPANY FOR PHASE III AND COMMERCIALIZATION, IF THE PHASE II STUDY IS SUCCESSFULLY COMPLETED.

GOING FORWARD, OUR BUSINESS ACTIVITIES FOR THE REST OF THIS YEAR WILL CONTINUE TO BE CONCENTRATED IN SEVERAL KEY AREAS:

•                  FIRST, WE WILL CONTINUE TO FOCUS ON MAXIMIZING THE COMMERCIAL VALUE OF OUR ESTABLISHED PRODUCTS;

•                  SECONDLY, WE WILL CONTINUE TO WORK TOWARD THE EXPANSION OF OUR ORAL LIQUIDS BUSINESS BEYOND THE UNITED KINGDOM INTO OTHER MARKETS IN EUROPE AND THE UNITED STATES; AMONG OTHERS, SOLTAMOX, AN ORAL LIQUID FORMULATION OF TAMOXIFEN ALREADY AVAILABLE IN THE UNITED KINGDOM, IS BEING DEVELOPED FOR INTRODUCTION INTO THE UNITED STATES.  IN PREPARATION FOR THIS, WE ARE UNDERTAKING MODIFICATIONS TO ROSEMONT'S MANUFACTURING FACILITY AND, AS MENTIONED, WE ANTICIPATE THE UPGRADE WILL BE COMPLETED THIS YEAR.

•                  THIRDLY, WE ARE PURSUING THE POSITIONING OF OUR OSTEOARTHRITIS PRODUCT AND, POTENTIALLY, PURICASE IN THE RHEUMATOLOGY/OSTEOARTHRITIS MARKET SECTOR. AS DISCUSSED, WE HAVE AN APPROVABLE LETTER AND ARE CURRENTLY WORKING TOWARD ATTAINING FINAL FDA APPROVAL OF THE OSTEOARTHRITIS PRODUCT.  WE ARE ALSO CURRENTLY SEEKING A MARKETING PARTNER FOR THE PRODUCT IN EUROPE.  LASTLY,

•                  AS WE COMPLETE VALIDATION ACTIVITIES AT OUR NEW STATE OF THE ART BIOLOGICS MANUFACTURING FACILITY IN ISRAEL, WE ARE SEEKING TO ENTER INTO BROAD STRATEGIC ALLIANCES FOR THE DEVELOPMENT OF GENERIC AND BRANDED BIOLOGICS FOR INTERNATIONAL MARKETS.

I LOOK FORWARD TO SHARING WITH YOU NEW DEVELOPMENTS RELATED TO THESE ACTIVITIES DURING THE COURSE OF THIS YEAR AS THEY EVOLVE.

OUR PRESIDENT, CHRIS CLEMENT, IS WITH ME AND THE TWO OF US WILL BE PLEASED TO TAKE ANY QUESTIONS AT THIS TIME.

Operator:  Thank you, sir.  The question-and-answer session will begin at this time.  If you are using a speakerphone, please pick up the handset before pressing any numbers.  Should you have a question, please press star, one on your push-button telephone.  If you wish to withdraw your question, please press star, two.  Your question will be taken in the order that it is received.  Please stand by for your first question.

Our first question comes from Andrew Scott of Maxim Group.  Please state your question.

Andrew Scott:  Hey, guys.  How are you doing?

Unidentified Speaker:  Hi, Andrew.

Andrew Scott:  A couple of quick questions – you know, I like the direction that the company is moving in.  I know you’ve got your HA product, I know you’ve got a biogeneric platform, I like the way you’re positioning Rosemont.  The question that I have is in the past we have talked about with the pending generic Oxandrin would the company still be able to remain profitable.  You know, I look at some of the other products and, you know, right now your revenue-generating products seem to be a little bit challenged here in the short term with the exception of Rosemont, you’ve had some higher expenses, to me it looks like you’ve got, you know, several upcoming quarters of debilitating earnings profile.  I know you said you’re providing no guidance, but can you just give me an idea if that’s an accurate – am I portraying an accurate picture here?

Sim Fass:  Hi, Andrew.  This is Sim.

Andrew Scott:  Hi, Sim.

Sim Fass:  I think there are a bunch of moving parts here that some of which could clearly create a downside in terms of topside and, you know, earnings.  There are, however, a number of upside opportunities, the major one of which – and we didn’t talk about this – is the situation that is still pending in terms of our growth hormone introduction to the U.S. by Teva …

Andrew Scott:  Right, that was my second question.

Sim Fass:  … if there is a favorable resolution of the Novo litigation.  So if you take that as a major upside, clearly if Oxandrin – for every month that Oxandrin remains on the market, that’s an incremental benefit that we didn’t count on, so that’s an upside and clearly would go a long way in terms of sustaining and allowing us to grow in profitability.  The new downside potential is the Delatestryl genericization, and we – it’s too early for us to quantify what that’s all about.

Given that and given that we don’t know if there will be generics this year or not for Oxandrin, it makes it very difficult to really give any guidance of any sort in terms of total revenues or product sales or bottom line.  And I think we probably would be more prudent not to attempt to do it because – but at the same time to recognize that in addition to the downside possibilities, there are several upside opportunities that are there, as well.

Andrew Scott:  All right.  As far as HGH, I know the trial concluded July of ’03.  Are we still expecting a decision around July ’04 this year?

Sim Fass:  That’s approximately the time frame.

Andrew Scott:  OK.  Next question – regarding your HA product, do you have more of a horizon as far as commercialization on that product?

Chris Clement:  Andrew, hi.  It’s Chris Clement.  How are you?

Andrew Scott:  Hey, Chris.  How are you doing?

Chris Clement:  Look, you know, there are a couple of things affecting HA at this point.  First of all, as you know, we’re still awaiting the final inspection of our facility in Israel, and we expect that to take place later this year.  All of the work is currently underway to finalize the market positioning and be ready to go with this product.  So, you know, my sense is that we’re somewhat time dependent upon the final inspection and the final approval, but, you know, I think we’re – from a timing perspective, we’re looking at anywhere from fourth quarter of this year to first quarter of next year.

Andrew Scott:  OK.  OK, I’ll circle back.  I’ll let someone ask a question.  If not, I’ll come back.  Thanks, guys.

Unidentified Speaker:  Thank you.

Operator:  As a reminder, should you have a question, please press star, one on your push-button telephone at this time.

Once again, that’s star, one on your push-button telephone.

Our next question comes from Jason Ari of Gala Equities.  Please state your question.

Jason Ari:  Good morning, Sim.  Good morning, Chris.

Unidentified Speaker:  Hi, Jason.

Unidentified Speaker:  Good morning.

Jason Ari:  Sim, I had just briefly addressed this with Chris on the phone yesterday, but with the stock today trading below $3, and that’s far greater than 100% disparity between the Teva offer and where the stock is trading now, at what point does the company feel that in the best interest of shareholders they must try to revisit that opportunity?  I mean if you look fundamentally at what’s happened to the company, really you’ve just made some advancement in your clinical candidates and I think the two generic stories are not news to Teva or any other potential buyer.  So, you know, it seems like the story has only slightly improved since the Teva offer and yet the stock, as I said, is trading at over 100% discount to that.  So when do you guys feel compelled to say, “You know what?  Maybe the market just is not going to understand the story that we’re trying to tell and what we need for our shareholders is  to go and look for some sort of exit strategy.”

Sim Fass:  Jason, I think probably the best way to answer that question, and it’s a good question, obviously, is that it is an ongoing responsibility of both management but primarily of the Board to at all times be focusing on enhancing shareholders’ value.  And to the extent that that is something that the Board deals with on a regular basis – on an ongoing basis and is concerned about that, questions similar to what you’re raising are questions that the Board does and will need to address going forward.

What the decision is, you know, that will be made, you know, there’s no way of predicting.  Certainly we believe that we have the wherewithal to continue operating as an independent company, and even despite the fact that Oxandrin may end up being genericized sooner or later – doesn’t matter when, that there are enough assets within the portfolio that could allow the company to recover from losing its lead product and not just recover but to be able to regain a growth momentum.  The question that you asked is a question that will need to be addressed in due course.

Jason Ari:  Thank you.

Operator:  Thank you.  Our next question is coming from Jeff Goldberg of Ross Lee Partners.  Please state your question.

Jeff Goldberg:  Yes, good morning.  Can you give an update on the oral tamoxifen and potentially some more background in terms of what the other oral products are coming out of Rosemont since there seems to have been six or eight of them introduced?

Chris Clement:  Yes, this is Chris Clement speaking.  The oral tamoxifen product is working its way towards a submission here in the U.S. and we expect to file – make a file for that later this year.  So we would anticipate a market introduction, which would be the first Rosemont product into the U.S., sometime the latter part of ’05, let’s say – somewhere in that relative timeframe.  We are also looking at a number of other Rosemont products in the U.K. to bring them into the U.S. market, as well.  When we look at a lot of the Rosemont products that have been very successful in the U.K., we see that there are similar market opportunities here in the U.S., as well, so commonality across both market segments.  We’re in the process right now of doing the evaluation of all of those products, their suitability for the U.S. market, make sure that they’re the right market strengths and all those different kinds of things – there’s a lot of evaluation that’s going on.  But we do see a lot of – a lot of common market potential for the Rosemont products that exist in the U.K. to come into the U.S. market.

Jeff Goldberg:  And how much or what percentage of the increase in sales from Rosemont was due to the new product introductions there this past year and how much from just internal growth from the existing product line?

Chris Clement:  We’ll have to – we’ll have to take a look at that.  I mean Rosemont typically introduces between four to six new products on an annual basis.  They’ve been growing at a double-digit rate.  Their growth is fairly steady for all of their products.  But in terms of the specifics of what the new – the new products last year that they introduced, I’ll – we’ll have to make that calculation and I could get back to you on it.  But suffice to say that the inline products that they have experience a very typical growth that you see out of the entire Rosemont product line.  But I’ll make that calculation and I can get that information for you.

Jeff Goldberg:  OK, thanks.

Operator:  Thank you.  Our next question is coming from Jeff Bergman of Milton Partners.  Please state your question.

Jeff Bergman:  Yes, it has to do with the FDA generic biologic guidelines.  Have they been released yet or do you have any comment on what they are or what they are expected to be?

Sim Fass:  They have not yet been released, so we’re all – the world is waiting.

Operator:  Miss …

Jeff Bergman:  Sorry, could you give an idea when these will be released – within the next month or so?

Sim Fass:  I have no way of knowing.

Jeff Bergman:  OK, thank you.

Operator:  Thank you.  Our next question is a follow-up from Andrew Scott of Maxim Group.  Please state your question.

Andrew Scott:  Hi, guys.  By the way, as far as R&D going forward looking at what it was in the last quarter, can you give us an idea what the trend could look like for the rest of the year?  You have more patients ramping up in Q2 and Q3.  I’m just trying to get an idea as far as the line item going across.

Sim Fass:  I think you can assume ballpark probably that it will continue assuming that Prosaptide continues and is enrolling patients at the clip that it’s been enrolling the – enrolled in the first quarter or even better, …

Andrew Scott:  Yes?

Sim Fass:  … case we’ll be enrolling patients better, it will be on a ramp-up mode, …

Andrew Scott:  OK.

Sim Fass:  … if anything, R&D could be a larger number and the Rosemont developments go forward, maybe same or slightly higher going forward.

Andrew Scott:  OK, great.  And (inaudible) second question (inaudible) also heard the gentleman, you know, I know that you and the Board will continue to look at the most strategic options and alternatives for the company as they progress.  But as far as the model going forward – and I remember Teva in the past looked at a – just an Israeli asset sale or a total acquisition – could an asset sale look – be looked upon again in this scenario, as well as far as just the Israeli facility?

Sim Fass:  I think the important message that I would convey this morning is that, you know, we have every intention, as does the Board at this point in time, to continue running the company and growing the company as is.  Any other option, whether it’s an outright sale of the company or a merger with a company or a disposition of assets – any and all of those, you know, might be addressed by the Board, but clearly the basic intention of management and of the Board are continued – to continue as an independent, stand-alone company.

Andrew Scott:  OK, great.

Sim Fass:  I don’t want people walking away thinking that, you know, we’ve somehow raised the specter of the company’s for sale.  That is not the case.

Andrew Scott:  OK.  Got it.  Thanks, guys.

Sim Fass:  OK.

Operator:  As a reminder, should you have a question, please press star, one on your push-button telephone at this time.

If there are no further questions, I will now turn the conference back to Dr. Sim Fass.

Sim Fass:  Thank you, operator, and thank you all for joining us this morning.  I appreciate your interest and continued interest, and we look forward to being back with you to report developments and progress that we make in coming weeks and months.  Thank you very much for being with us this morning.

Operator:  Ladies and gentlemen, if you wish to access a replay of this conference, you may do so by dialing 1-800-428-6051 or 973-709-2089 with an ID number of 352385.  This concludes our conference for today.  Thank you all for participating and have a nice day.  All parties may now disconnect.